Exhibit 3.2

AMENDMENT TO BY-LAWS OFBANDAG, INCORPORATED
(ADOPTED MARCH 9, 2004)

On March 9, 2004, the Board of Directors of Bandag, Incorporated approved an amendment to Section 9 of Article II of its By-Laws which deleted the reference to the word “sixty” in the first sentence thereof and inserted in its place the word “seventy.”